Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-256373), Form F-3 (No. 333-256714), Form F-3 (No. 333-254818) and Form F-3 (No. 333-259951) of our report dated April 28, 2023, relating to the consolidated balance sheet of Scienjoy Holding Corporation as of December 31, 2022 and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

Date: April 28, 2023